Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Skullcandy, Inc. Nonqualified Inducement Stock Option Agreement of our reports dated March 14, 2014, with respect to the consolidated financial statements of Skullcandy, Inc., and the effectiveness of internal control over financial reporting of Skullcandy, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 14, 2014